Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Globalstar, Inc. 2006 Equity Incentive Plan of our report dated March 14, 2008, with respect to the consolidated financial statements of Globalstar, Inc., and the effectiveness of internal control over financial reporting, which report is included in Form 10-K for Globalstar, Inc. for the year ended December 31, 2007.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois

January 21, 2009